The Registrant's subsidiaries and their jurisdictions of incorporation are as follow:

     Anderson National Bank                       United States
     Spartanburg National Bank                    United States
     The Community Bank of Greenville, N.A.       United States
     Quick Credit Credit Corporation              South Carolina